Exhibit 4.17
Description of Registrant’s Securities
The following description of registered securities of Thermo Fisher Scientific Inc. is intended as a summary only and therefore is not a complete description. As used in this “Description of Registrant’s Securities,” the terms “Thermo Fisher,” “Company,” “we,” “our” and “us” refer to Thermo Fisher Scientific Inc. and do not, unless the context otherwise indicates, include our subsidiaries.
Our authorized capital stock consists of 1.2 billion shares of common stock, $1.00 par value per share, and 50,000 shares of preferred stock, $100 par value per share. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also have several classes of debt securities registered under Section 12(b) of the Exchange Act.
COMMON STOCK
This description of our common stock is based upon, and qualified by reference to, our Third Amended and Restated Certificate of Incorporation, as amended (our “certificate of incorporation”), our amended and restated by-laws (our “bylaws”) and applicable provisions of Delaware corporate law (the “DGCL”). You should read our certificate of incorporation and bylaws, which are incorporated by reference as Exhibits 3.1 to 3.3 and Exhibit 3.4, respectively, to the Annual Report on Form 10-K for the year ended December 31, 2021, of which this Exhibit 4.17 is a part, for the provisions that are important to you.
General
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be given to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders, unless or except to the extent that the presence of a larger number may be required by our certificate of incorporation or the DGCL. Special meetings of the stockholders may only be called by our board of directors, the chairman of the board of directors or the chief executive officer or, solely to the extent required by our bylaws, by our secretary at the written request in proper form of one or more stockholders who have continuously held as stockholders of record not less than 15% of the outstanding shares of our common stock for at least one year prior to the date such request is delivered to our secretary. Except as may be otherwise provided by applicable law, our certificate of incorporation or our bylaws, all matters shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. Except as may be otherwise provided by our certificate of incorporation, a nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against, provided that if, on the 10th business day before we mail our notice of meeting to the stockholders, the number of nominees exceeds the number of directors to be elected, the election shall be decided by a plurality.
Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.
Dividends. The holders of common stock, after any preferences of holders of any preferred stock are entitled to receive dividends when and if declared by our board of directors out of legally available funds.

Exhibit 4.17
Liquidation, Dissolution and Winding Up. In the event of our liquidation, dissolution or winding up, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.
Other Rights. Holders of the common stock have no right to:
•convert the stock into any other security;
•have the stock redeemed; or
•purchase additional stock or to maintain their proportionate ownership interest.
The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.
Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects
Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.
Removal of Directors by Stockholders. Our bylaws provide that, except as otherwise provided by our certificate of incorporation or the DGCL, any one or more or all of the members of our board of directors may be removed, with or without cause, by the holders of a majority of the voting power of the shares entitled to vote thereon.
Board Vacancies Filled Only by Majority of Directors Then in Office. Our bylaws provide that, except as otherwise provided by our certificate of incorporation or the DGCL, vacancies and newly created seats on our board may be filled only by our board of directors. Further, only our board of directors may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of our board of directors.
Stockholder Nomination of Directors and Proposals. Our bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director or proposal for other business not less than 60 days and not more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (x) the 90th day prior to the date of such meeting or (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.

Exhibit 4.17
Proxy Access. Our bylaws provide for proxy access, which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials qualifying director nominees constituting up to the greater of (i) 20% of our board of directors or (ii) two directors. To be timely, any proxy access notice must be delivered in writing to our secretary not less than 120 days and not more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, a stockholder’s notice must be received not earlier than 150 days prior to such annual meeting and not later than the close of business on the later of (a) the 120th day prior to such annual meeting and (b) the 10th day following the day on which notice of the date of such annual meeting was mailed or publicly announced. The complete proxy access provisions for director nominations are set forth in our bylaws.
“Blank Check” Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to 50,000 shares of “blank check” preferred stock of the par value of $100 per share in one or more series possessing such specific terms, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other special rights, preferences, qualifications, limitations, and restrictions thereof, as shall be determined in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.
These provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Delaware Business Combination Statute. We are subject to Section 203 of the DGCL (“Section 203”), which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person (“interested stockholder”). Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not

Exhibit 4.17
have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combinations to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Exhibit 4.17
DEBT SECURITIES
This description of our registered debt securities is based upon, and qualified by reference to the 2009 Base Indenture, the Eighth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Eighteenth Supplemental Indenture, and the Twenty-First Supplemental Indenture (each as hereinafter defined). You should read the 2009 Base Indenture, the Eighth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Eighteenth Supplemental Indenture, and the Twenty-First Supplemental Indenture, which are incorporated by reference as Exhibits 4.1, 4.3, 4.5, 4.6, 4.7, 4.9, and 4.11, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.17 is a part, for the provisions that are important to you.
As used in this description of registered debt securities, the term “Issuer” refers to Thermo Fisher, the term “Fixed Rate Notes” refers collectively to the 2024 Notes, the March 2025 Notes, the April 2025 Notes, the 2026 Notes, the March 2027 Notes, the April 2027 Notes, the March 2028 Notes, the September 2028 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes, the 2037 Notes, the 2039 Notes, and the 2049 Notes (each as hereinafter defined), and the term “indenture” means the 2009 Base Indenture as supplemented by the applicable supplemental indenture for the particular series of Fixed Rate Notes being described.
General
We currently have the following series of senior notes issued and outstanding under an Indenture (the “2009 Base Indenture”), dated as of November 20, 2009, by and between Thermo Fisher, as issuer, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee, as supplemented by the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), dated as of November 24, 2014, by and among Thermo Fisher, as issuer, the Trustee, as trustee, and The Bank of New York Mellon, London Branch (“BNY London Branch”), as London paying agent: 2.000% Senior Notes due 2025 (the “April 2025 Notes”).
We currently have the following series of senior notes issued and outstanding under the 2009 Base Indenture, as supplemented by the Thirteenth Supplemental Indenture (the “Thirteenth Supplemental Indenture”), dated as of September 12, 2016, by and between Thermo Fisher, as issuer, and the Trustee, as trustee: 0.750% Senior Notes due 2024 (the “2024 Notes”) and 1.375% Senior Notes due 2028 (the “September 2028 Notes”).
We currently have the following series of senior notes issued and outstanding under the 2009 Base Indenture, as supplemented by the Fifteenth Supplemental Indenture (the “Fifteenth Supplemental Indenture”), dated as of March 16, 2017, by and between Thermo Fisher, as issuer, and the Trustee, as trustee: 1.450% Senior Notes due 2027 (the “March 2027 Notes”).
We currently have the following series of senior notes issued and outstanding under the 2009 Base Indenture, as supplemented by the Sixteenth Supplemental Indenture (the “Sixteenth Supplemental Indenture”), dated as of July 24, 2017, by and between Thermo Fisher, as issuer, and the Trustee, as trustee: 1.400% Senior Notes due 2026 (the “2026 Notes”), 1.950% Senior Notes due 2029 (the “2029 Notes”), and 2.875% Senior Notes due 2037 (the “2037 Notes”).
We currently have the following series of senior notes issued and outstanding under the 2009 Base Indenture, as supplemented by the Eighteenth Supplemental Indenture (the “Eighteenth Supplemental Indenture”), dated as of September 30, 2019, by and between Thermo Fisher, as issuer, and the Trustee, as trustee: 0.125% Senior Notes due 2025 (the “March 2025 Notes”), 0.500% Senior Notes due 2028 (the “March 2028 Notes”), 0.875% Senior

Exhibit 4.17
Notes due 2031 (the “2031 Notes”), 1.500% Senior Notes due 2039 (the “2039 Notes”), and 1.875% Senior Notes due 2049 (the “2049 Notes”).
We currently have the following series of senior notes issued and outstanding under the 2009 Base Indenture, as supplemented by the Twenty-First Supplemental Indenture (the “Twenty-First Supplemental Indenture”), dated as of April 2, 2020, by and between Thermo Fisher, as issuer, and the Trustee, as trustee: 1.750% Senior Notes due 2027 (the “April 2027 Notes”) and 2.375% Senior Notes due 2032 (the “2032 Notes”).
The Fixed Rate Notes are general unsecured obligations of the Issuer. Each series of Fixed Rate Notes ranks equally in right of payment with existing and any future unsecured indebtedness of Thermo Fisher, and is junior in right of payment to the Issuer’s senior indebtedness (including senior debt securities). Each series of Fixed Rate Notes is also effectively subordinated to any existing and future secured indebtedness of Thermo Fisher to the extent of the assets securing such indebtedness, and will be structurally subordinated to all existing and any future indebtedness and any other liabilities of their respective subsidiaries. Each series of Fixed Rate Notes is senior in right of payment to any of our existing and future indebtedness that is subordinated to such Fixed Rate Notes.
Aside from the restrictions set forth under “Certain Covenants” below, neither the Fixed Rate Notes nor the indentures restrict our ability or the ability of our subsidiaries to incur additional debt, repurchase securities, recapitalize, or pay dividends or make distributions to shareholders, or require us to maintain interest coverage or other current ratios. We may from time to time, without notice to or the consent of the holders of any series of Fixed Rate Notes, create and issue further notes of any such series ranking equally with the Fixed Rate Notes of such series, and having the same terms as such series (or the same terms other than (1) the payment of interest accruing prior to the issue date of such further notes or (2) the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the notes of such series and have the same terms as to status, redemption, or otherwise as the notes of such series.
Maturity
Each series of Fixed Rate Notes will mature and bear interest as provided in the following table:

Series	Maturity	Interest Rate	Interest Payment Dates	Record Dates	Aggregate Principal Amount Issued/ Authorized/ Outstanding
2024 Notes	September 12, 2024	0.750%	Annually in arrears on September 12 of each year, commencing on September 12, 2017	August 28	€ 1,000,000,000
March 2025 Notes	March 1, 2025	0.125%	Annually in arrears on March 1 of each year, commencing on March 1, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 800,000,000
April 2025 Notes	April 15, 2025	2.000%	Annually in arrears on April 15 of each year, commencing on April 15, 2015	April 1	€ 640,000,000

Exhibit 4.17

Series	Maturity	Interest Rate	Interest Payment Dates	Record Dates	Aggregate Principal Amount Issued/ Authorized/ Outstanding
2026 Notes	January 23, 2026	1.400%	Annually in arrears on January 23 of each year, commencing on January 23, 2018	January 8	€ 700,000,000
March 2027 Notes	March 16, 2027	1.450%	Annually in arrears on March 16 of each year, commencing on March 16, 2018	March 1	€ 500,000,000
April 2027 Notes	April 15, 2027	1.750%	Annually in arrears on April 15 of each year, commencing on April 15, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 600,000,000
March 2028 Notes	March 1, 2028	0.500%	Annually in arrears on March 1 of each year, commencing on March 1, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 800,000,000
September 2028 Notes	September 12, 2028	1.375%	Annually in arrears on September 12 of each year, commencing on September 12, 2017	August 28	€ 600,000,000
2029 Notes	July 24, 2029	1.950%	Annually in arrears on July 24 of each year, commencing on July 24, 2018	July 9	€ 700,000,000
2031 Notes	October 1, 2031	0.875%	Annually in arrears on October 1 of each year, commencing on October 1, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 900,000,000
2032 Notes	April 15, 2032	2.375%	Annually in arrears on April 15 of each year, commencing on April 15, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 600,000,000
2037 Notes	July 24, 2037	2.875%	Annually in arrears on July 24 of each year, commencing on July 24, 2018	July 9	€ 700,000,000
2039 Notes	October 1, 2039	1.500%	Annually in arrears on October 1 of each year, commencing on October 1, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 900,000,000
2049 Notes	October 1, 2049	1.875%	Annually in arrears on October 1 of each year, commencing on October 1, 2020	Fifteenth calendar day prior to the applicable interest payment date	€ 1,000,000,000
The Fixed Rate Notes are not subject to any sinking fund.

Exhibit 4.17
Interest
The Fixed Rate Notes bear interest, which is paid annually in arrears, at the rates and from the respective dates set forth in the table above.
Interest on an interest payment date is paid to the persons, or “holders” in whose names the Fixed Rate Notes are registered in the security register on the immediately preceding record date noted in the table above, whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the Fixed Rate Notes will be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention.
If any interest payment date, maturity date, or earlier date of redemption falls on a day that is not a business day, the required payment on the Fixed Rate Notes shall be made on the next business day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that interest payment date, that maturity date, or that date of redemption, as the case may be, until the next business day.
For purposes of the Fixed Rate Notes, “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation, or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.
Optional Redemption
We have the option to redeem the Fixed Rate Notes of any series, in whole at any time or in part from time to time, on at least 15 days but no more than 60 days prior written notice transmitted to the registered holders of the Fixed Rate Notes to be redeemed. With respect to the March 2025 Notes, the April 2027 Notes, the March 2028 Notes, the 2031 Notes, the 2032 Notes, the 2039 Notes, and the 2049 Notes, any notice may, at our discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In such case, the notice shall state the nature of such condition precedent.
Prior to the applicable Par Call Date, upon redemption of the Fixed Rate Notes of any series, we will pay a redemption price equal to the greater of:
(1)100% of the principal amount of the Fixed Rate Notes to be redeemed, and
(2)the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Fixed Rate Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Bond Rate (as defined below) plus 19 basis points in the case of the April 2025 Notes, 20 basis points in the case of the 2024 Notes, the March 2025 Notes, the 2026 Notes, the March 2027 Notes, and the March 2028 Notes, 25 basis points in the case of the September 2028 Notes, the 2029 Notes, and the 2031 Notes, 30 basis points in the case of the 2037 Notes and the 2039 Notes, 35 basis points in the case of the 2049 Notes, 40 basis points in the case of the April 2027 Notes, and 45 basis points in the case of the 2032 Notes, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Exhibit 4.17
On and after the applicable Par Call Date, upon redemption of the Fixed Rate Notes of any series, we will pay a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.
Notwithstanding the foregoing, installments of interest on the Fixed Rate Notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the Fixed Rate Notes and the applicable indenture.
If less than all of the March 2025 Notes, the April 2027 Notes, the March 2028 Notes, the 2031 Notes, the 2032 Notes, the 2039 Notes, or the 2049 Notes are to be redeemed, the Fixed Rate Notes of such series to be redeemed, shall be selected, in the case of global securities, in accordance with applicable depositary procedures and, in the case of definitive securities, in a manner the Trustee deems to be fair and appropriate, unless otherwise required by law or applicable stock exchange requirements. If less than all of the 2024 Notes, the April 2025 Notes, the 2026 Notes, the March 2027 Notes, the 2029 Notes, the September 2028 Notes, or the 2037 Notes are to be redeemed, the Fixed Rate Notes of such series to be redeemed shall be selected by the Trustee, in a manner that it deems fair and appropriate in accordance with applicable depositary procedures, unless otherwise required by law or applicable stock exchange requirements. Fixed Rate Notes may be redeemed in part in the minimum authorized denomination for Fixed Rate Notes or in any integral multiple of such amount. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption.
“Comparable Bond Rate” means, for any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis), computed as of the third business day immediately preceding that redemption date, of the Comparable Government Issue, assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price for that redemption date.
“Comparable Government Issue” means the euro-denominated security issued by the German government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed (assuming in the case of the 2024 Notes, the March 2025 Notes, the 2026 Notes, the March 2027 Notes, the April 2027 Notes, the March 2028 Notes, the September 2028 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes, the 2037 Notes, the 2039 Notes, or the 2049 Notes to be redeemed matured on their applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes to be redeemed.
“Comparable Price” means, with respect to any redemption date, (a) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of the Reference Dealer Quotations, (b) if we obtain fewer than four Reference Dealer Quotations, the arithmetic average of those quotations, or (c) if we obtain only one Reference Dealer Quotation, such Reference Dealer Quotation.
“Independent Investment Banker” means
(a)with respect to the 2024 Notes, the April 2027 Notes, the September 2028 Notes, and the 2032 Notes, each Reference Dealer appointed by us as Independent Investment Banker (initially, J.P. Morgan Securities plc);

Exhibit 4.17
(b)with respect to the March 2025 Notes, the March 2028 Notes, the 2031 Notes, the 2039 Notes, and the 2049 Notes, any Reference Dealer appointed by us as Independent Investment Banker (initially, Merrill Lynch International);
(c)with respect to the April 2025 Notes, each Reference Dealer appointed by us as Independent Investment Banker (initially, HSBC Bank plc, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc);
(d)with respect to the 2026 Notes, the 2029 Notes, and the 2037 Notes, each Reference Dealer appointed by us as Independent Investment Banker (initially, Goldman Sachs & Co. LLC); and
(e)with respect to the March 2027 Notes, each Reference Dealer appointed by us as Independent Investment Banker (initially, HSBC Bank plc).
“Par Call Date” means June 12, 2024 in the case of the 2024 Notes; January 15, 2025 in the case of the April 2025 Notes; February 1, 2025 in the case of the March 2025 Notes; November 23, 2025 in the case of the 2026 Notes; December 16, 2026 in the case of the March 2027 Notes; February 15, 2027 in the case of the April 2027 Notes; December 1, 2027 in the case of the March 2028 Notes; June 12, 2028 in the case of the September 2028 Notes; April 24, 2029 in the case of the 2029 Notes; July 1, 2031 in the case of the 2031 Notes; January 15, 2032 in the case of the 2032 Notes; April 24, 2037 in the case of the 2037 Notes; April 1, 2039 in the case of the 2039 Notes; and April 1, 2049, in the case of the 2049 Notes.
“Reference Dealer” means
(a)with respect to the 2024 Notes and the September 2028 Notes, each of (i) J.P. Morgan Securities plc, Barclays Bank PLC, Mizuho International plc, and Morgan Stanley & Co. International plc and their respective affiliates or successors and (ii) one other nationally recognized investment banking firm (or its respective affiliates) that is a broker or dealer of, and/or a market maker in, German government bonds (each, for purposes of this clause “a”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and their respective successors;
(b)with respect to the March 2025 Notes, the March 2028 Notes, the 2031 Notes, the 2039 Notes, and the 2049 Notes, each of (i) Merrill Lynch International, Goldman Sachs & Co. LLC, Citigroup Global Markets Limited, and J.P. Morgan Securities plc and their respective affiliates or successors and (ii) one other nationally recognized investment banking firm (or its affiliate) that is a broker or dealer of, and/or market maker in, German government bonds (each, for purposes of this clause “b”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and its successors;
(c)with respect to the April 2025 Notes, each of (i) HSBC Bank plc, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, and their respective affiliates or successors and (ii) two other nationally recognized investment banking firms (or their respective affiliates) that are brokers or dealers of, and/or market makers in, German government bonds (each, for purposes of this clause “c”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and their respective successors;
(d)With respect to the 2026 Notes, the 2029 Notes, and the 2037 Notes, each of (i) Goldman Sachs & Co. LLC, Merrill Lynch International, Barclays Bank PLC, and HSBC Bank plc and their respective affiliates or successors and (ii) one other nationally recognized investment banking firm (or its affiliate) that is a broker or dealer of, and/or a market maker in, German government bonds (each, for purposes of this clause “d”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and its successors;

Exhibit 4.17
(e)With respect to the March 2027 Notes, each of (i) Credit Suisse Securities (Europe) Limited and HSBC Bank plc and their respective affiliates or successors and (ii) three other nationally recognized investment banking firms (or their respective affiliates) that are brokers or dealers of, and/or market makers in, German government bonds (each, for purposes of this clause “e”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and their respective successors; and
(f)With respect to the April 2027 Notes and the 2032 Notes, each of (i) J.P. Morgan Securities plc, Morgan Stanley & Co. International plc, Merrill Lynch International, and Citigroup Global Markets Limited and their respective affiliates or successors and (ii) one other nationally recognized investment banking firm (or its affiliate) that is a broker or dealer of, and/or market maker in, German government bonds (each, for purposes of this clause “f”, a “Primary Bond Dealer”) that we select in connection with the particular redemption, and its successors;
provided, in each case, that if at any time any of the above is not a Primary Bond Dealer, we will substitute that entity with another nationally recognized investment banking firm that we select that is a Primary Bond Dealer.
“Reference Dealer Quotations” means, with respect to each Reference Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Government Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Dealer at 11:00 a.m., London time, on the third business day preceding such redemption date.
“Remaining Scheduled Payments” means,
(a)with respect to each 2024 Note, March 2025 Note, 2026 Note, March 2027 Note, April 2027 Note, March 2028 Note, September 2028 Note, 2029 Note, 2031 Note, 2032 Note, 2037 Note, 2039 Note, and 2049 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming that such notes to be redeemed matured on their applicable Par Call Date); and
(b)with respect to each April 2025 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption;
provided, however, that, if any such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
Redemption Upon Tax Event
We may redeem at our option any series of Fixed Rate Notes in whole, but not in part, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to the Fixed Rate Notes to be redeemed), if we determine that (A) as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement pursuant to which the Fixed Rate Notes of such series were issued, there is a material probability that we have or will become obligated to pay additional amounts as described under “Payment of Additional Amounts” on any Fixed Rate Notes of such

Exhibit 4.17
series or (B) on or after the date of the applicable prospectus supplement pursuant to which the Fixed Rate Notes of such series were issued, any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States or any other action, taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, results in a material probability that we have or will become obligated to pay additional amounts as described under “Payment of Additional Amounts” on any Fixed Rate Notes of such series; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by use of reasonable measures available to us, not including substitution of the obligor under the Fixed Rate Notes. Prior to the mailing of any notice of such a redemption, we will deliver to the Trustee (1) an officer’s certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.
Payment of Additional Amounts
We will pay to a holder of Fixed Rate Notes who is not a United States person (as defined below) additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on such holder’s Fixed Rate Notes, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s Fixed Rate Notes to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:
(a)any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Fixed Rate Notes or the receipt of payments in respect of those Fixed Rate Notes) between that holder (or the beneficial owner for whose benefit such holder holds such Fixed Rate Notes), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner, if that holder or beneficial owner is an estate, trust, partnership or corporation, and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;
(b)any estate, inheritance, gift, sales, transfer, excise, personal property, wealth, capital gains, interest equalization or similar tax, assessment or other governmental charge;
(c)any tax, assessment, or other governmental charge imposed on foreign personal holding company income or by reason of a holder (or the beneficial owner for whose benefit such holder holds such Fixed Rate Notes), or a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, the holder or beneficial owner, if that holder or beneficial owner is an estate, trust, partnership, or corporation, being or having been a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization, or a personal holding company with respect to the United States or a corporation that accumulates earnings to avoid U.S. federal income tax;

Exhibit 4.17
(d)any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such holder’s Fixed Rate Notes;
(e)any tax, assessment, or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;
(f)any tax, assessment, or other governmental charge which would not have been imposed but for the failure of a holder (or the beneficial owner for whose benefit such holder holds the Fixed Rate Notes), or a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of power over, the holder or beneficial owner, if that holder or beneficial owner is an estate, trust, partnership or corporation, or any intermediary through which a beneficial owner holds Fixed Rate Notes to comply with our request to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity, or connections with the United States of the beneficial owner or any holder of the Fixed Rate Notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);
(g)any tax, assessment, or other governmental charge imposed as a result of a holder (or the beneficial owner for whose benefit such holder holds such Fixed Rate Notes), or a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, the holder or beneficial owner, if that holder or beneficial owner is an estate, trust, partnership or corporation, being or having been (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;
(h)any tax, assessment, or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(i)any taxes payable under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any current or future regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith;
(j)any combination of items (a), (b), (c), (d), (e), (f), (g), (h), and (i); or
(k)with respect to the April 2025 Notes, any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC relating to the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive (or any successor version that is substantively comparable) or any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i), and this item (k);
nor will we pay any additional amounts to any holder that is not the sole beneficial owner of the Fixed Rate Notes, or a portion of the Fixed Rate Notes, or that is a fiduciary, partnership, or limited liability company to the extent that a beneficial owner with respect to the holder, a beneficiary, or settlor with respect to the fiduciary or a member of that partnership, limited liability company, or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member, or beneficial owner received directly its beneficial or distributive share of the payment.
As used in the preceding paragraph, the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership, or other entity

Exhibit 4.17
created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used under this heading “Payment of Additional Amounts” and under the heading “Redemption Upon Tax Event”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia.
The Fixed Rate Notes are subject in all cases to any tax, fiscal, or other law or regulation or administrative or judicial interpretation applicable to the Fixed Rate Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment, or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Repurchase Upon a Change of Control
If a Change of Control Triggering Event occurs with respect to any series of Fixed Rate Notes, unless the Issuer has redeemed such series of Fixed Rate Notes in full, as described above, has defeased such series of Fixed Rate Notes, or has satisfied and discharged such series of Fixed Rate Notes as described below, the Issuer will make an offer to each holder of the applicable series of Fixed Rate Notes (the “Change of Control Offer”) to repurchase any and all of such holder’s Fixed Rate Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of such Fixed Rate Notes (such principal amount to be equal to €100,000 or an integral multiple of €1,000 in excess thereof), plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be delivered to holders of Fixed Rate Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such Fixed Rate Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Fixed Rate Notes and described in such notice. Notwithstanding the foregoing, installments of interest on any series of Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to the Change of Control Payment Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with such series of Fixed Rate Notes and the applicable indenture. The Issuer must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Fixed Rate Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control repurchase provisions of the Fixed Rate Notes, the Issuer will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of the Fixed Rate Notes by virtue of such conflicts.
On the Change of Control Payment Date, the Issuer will be required, to the extent lawful, to:

•accept for payment all Fixed Rate Notes or portions of Fixed Rate Notes of the applicable series properly tendered pursuant to the Change of Control Offer;
•deposit with the Trustee or a paying agent an amount equal to the Change of Control Payment in respect of all Fixed Rate Notes or portions of Fixed Rate Notes of the applicable series properly tendered; and

Exhibit 4.17
•deliver or cause to be delivered to the Trustee the Fixed Rate Notes properly accepted, together with an officer’s certificate stating the principal amount of Fixed Rate Notes or portions of Fixed Rate Notes of such series being repurchased.
“Below Investment Grade Rating Event” means, with respect to a series of Fixed Rate Notes, such Fixed Rate Notes are downgraded below Investment Grade Rating (as defined below) by any two of the Rating Agencies (as defined below) on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by Thermo Fisher of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of such Fixed Rate Notes is under publicly announced consideration for possible downgrade by at least two of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such Fixed Rate Notes below Investment Grade or (y) publicly announces that it is no longer considering such Fixed Rate Notes for possible downgrade, provided that no such extension will occur if on such 60th day such Fixed Rate Notes are rated Investment Grade by at least two of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agencies).
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Thermo Fisher and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Thermo Fisher or one of its direct or indirect wholly-owned subsidiaries;
(2)the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Thermo Fisher’s outstanding voting stock or other voting stock into which Thermo Fisher’s voting stock is reclassified, consolidated, exchanged, or changed, measured by voting power rather than number of shares;
(3)Thermo Fisher consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, Thermo Fisher, in any such event pursuant to a transaction in which any of Thermo Fisher’s voting stock or the voting stock of such other person is converted into or exchanged for cash, securities, or other property, other than any such transaction where the shares of Thermo Fisher’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;
(4)with respect to the April 2025 Notes, the first day on which a majority of the members of Thermo Fisher’s board of directors are not Continuing Directors (as defined below); or
(5)the adoption of a plan relating to Thermo Fisher’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) Thermo Fisher becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Thermo Fisher’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a

Exhibit 4.17
holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.
For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance, or other disposition of “all or substantially all” of the properties or assets of Thermo Fisher and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that Thermo Fisher offer to repurchase the Fixed Rate Notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of Thermo Fisher and its subsidiaries taken as a whole to another person or group may be uncertain.
“Change of Control Triggering Event” means, with respect to any series of Fixed Rate Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of the board of directors of Thermo Fisher who (1) was a member of the board of directors of Thermo Fisher on the date of the issuance of the April 2025 Notes; or (2) was nominated for election or elected to the board of directors of Thermo Fisher with the approval of a majority of the Continuing Directors who were members of such board of directors of Thermo Fisher at the time of such nomination or election (either by specific vote or by approval of Thermo Fisher’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Ratings Limited, and any successor to its rating agency business.
“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable series of Fixed Rate Notes or fails to make a rating of such Fixed Rate Notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Thermo Fisher (as certified by a resolution of its board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

Exhibit 4.17
Certain Covenants
Limitations on Liens. The Issuer will not, and will not permit any of its subsidiaries to, create, incur, assume, or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any Principal Property (as defined below) or upon shares of stock of any Principal Subsidiary (as defined below) (whether such Principal Property or shares are now existing or owned or hereafter created or acquired), to secure any indebtedness of the Issuer, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless the Issuer or such subsidiary also secures all payments due under the Fixed Rate Notes and all senior debt securities of any series having the benefit of this covenant (together with, if the Issuer shall so determine, any other indebtedness of the Issuer or any subsidiary of the Issuer then existing or thereafter created ranking equally with the Fixed Rate Notes), on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the Fixed Rate Notes, prior or senior thereto, with the same relative priority as the Fixed Rate Notes will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. The indentures contain the following exceptions to the foregoing prohibition:
(a)Liens existing on the date when the Issuer first issued the applicable series of Fixed Rate Notes pursuant to the applicable indenture;
(b)Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any subsidiary of the Issuer or the Issuer or one or more of its subsidiaries acquires directly or indirectly all or substantially all of the stock or assets of such Person; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with, or acquired by the Issuer or such subsidiary;
(c)Liens on property existing at the time of acquisition thereof by the Issuer or any subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Issuer or such subsidiary;
(d)Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the later of the acquisition of any property and the completion of the construction, alteration, repair, or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price thereof or cost of the construction, alteration, repair, or improvement thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;
(e)Liens in favor of the United States or any state, territory, or possession thereof (or the District of Columbia), or any department, agency, instrumentality, or political subdivision of the United States or any state, territory, or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
(f)any Lien securing indebtedness of a subsidiary owing to the Issuer or to one or more of its subsidiaries;
(g)Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103 of the Code;
(h)Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond, or similar financing between the Issuer or any subsidiary of the Issuer and any federal, state, or municipal government or other government body or quasi-governmental agency;

Exhibit 4.17
(i)any extension, renewal, or replacement (or successive extensions, renewals, or replacements) in whole or in part of any Lien referred to in clauses (a) through (h) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal, or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and
(j)any Lien on a Principal Property or the shares of stock of a Principal Subsidiary that would not otherwise be permitted by clauses (a) through (i) above, inclusive, securing indebtedness which, together with:
•the aggregate outstanding principal amount of all other indebtedness of the Issuer and its subsidiaries secured by Liens on a Principal Property or the shares of stock of a Principal Subsidiary that is permitted solely pursuant to this clause (j), and
•the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) that are permitted solely pursuant to clause (c) of “Limitation on Sale and Leaseback Transactions” and are still in existence, does not exceed 10% of Consolidated Net Assets (as defined below).
Limitation on Sale and Leaseback Transactions. The Issuer will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:
(a)the Issuer or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the Principal Property to be leased (without equally and ratably securing debt securities of any series having the benefit of this covenant) pursuant to clauses (a) through (i) under “Limitations on Liens” above;
(b)the Issuer applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to either (or a combination of) the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property; or
(c)the aggregate Value of such Sale and Leaseback Transaction plus the Value of all other Sale and Leaseback Transactions of Principal Properties entered into after the date of the issuance of the Fixed Rate Notes permitted solely by this clause (c) and still in existence, plus the aggregate amount of all indebtedness secured by Liens permitted solely by clause (j) of “Limitations on Liens” does not exceed 10% of Consolidated Net Assets.
Certain Other Covenants. The indentures contain certain other covenants regarding, among other matters, corporate existence and reports to holders of Fixed Rate Notes. The Fixed Rate Notes do not contain any additional financial or restrictive covenants, including covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. The provisions of the indentures do not afford holders of Fixed Rate Notes issued thereunder protection in the event of a sudden or significant decline in the Issuer’s credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving the Issuer or any of its affiliates that may adversely affect such holders.
Consolidation, Merger and Sale of Assets. The Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its subsidiaries property and

Exhibit 4.17
assets taken as a whole (in one transaction or a series of related transactions) to any Person, or permit any Person to merge with or into the Issuer, unless:
•the Issuer shall be the continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof, or, subject to certain conditions (including an obligation to pay additional amounts in respect of withholding taxes), a jurisdiction outside the United States, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Issuer’s obligations under each applicable indenture and the Fixed Rate Notes;
•immediately after giving effect to such transaction, no default or event of default (each as defined in each applicable indenture) shall have occurred and be continuing; and
•the Issuer delivers to the Trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.
The Surviving Person will succeed to, and be substituted for, the Issuer under each applicable indenture and the Fixed Rate Notes and, except in the case of a lease, the Issuer shall be released of all obligations under the indenture and the Fixed Rate Notes.
Definition of Certain Terms. The following are the meanings of terms that are important in understanding the covenants described above with respect to the Fixed Rate Notes.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP (as defined below) as in effect on the date of the applicable indenture.
“Consolidated Net Assets” means the consolidated total assets of the Issuer and its subsidiaries as reflected in its most recent balance sheet prepared in accordance with U.S. GAAP as in effect at the time of such determination, less (a) all current liabilities (excluding any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases) and (b) acquisition-related intangible assets in accordance with U.S. GAAP in effect at the time of such determination. Consolidated Net Assets includes goodwill of the Issuer and its subsidiaries.
“Funded Debt” means, as of any date of determination, the Issuer’s indebtedness or the indebtedness of a subsidiary maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP as in effect on the date of the applicable indenture, and in each case ranking at least pari passu with the senior debt securities.
“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof); and

Exhibit 4.17
(3)in respect of Capital Lease Obligations.
In addition, the term “indebtedness” includes (x) all indebtedness (as defined above) of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness (as defined above) of any other Person.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded, or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.
“Original Issue Discount Security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the applicable indenture.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust, unincorporated organization, or government or any agency or political subdivision of a government or governmental agency.
“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by the Issuer or any of its subsidiaries located in the United States, including the Issuer’s principal corporate office, any manufacturing facility or plant, or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% the Issuer’s Consolidated Net Assets, as calculated most recently prior to the applicable issue due of the applicable series of Fixed Rate Notes. Principal Property does not include any property that the Issuer’s board of directors has determined not to be of material importance to the business conducted by the Issuer and its subsidiaries, taken as a whole.
“Principal Subsidiary” means any direct or indirect subsidiary of the Issuer that owns a Principal Property.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any subsidiary of any Principal Property which has been or is to be sold or transferred by the Issuer or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Issuer and a subsidiary or between subsidiaries of the Issuer, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.
“U.S. GAAP” means generally accepted accounting principles set forth in the FASB Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt

Exhibit 4.17
securities of all series (including the yield to maturity on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction.
Events of Default
Each indenture defines an Event of Default with respect to any series of Fixed Rate Notes issued pursuant to the applicable indenture. Events of Default on the Fixed Rate Notes are any of the following:
•Default in the payment of the principal or any premium on Fixed Rate Notes when due (whether at maturity, upon acceleration, redemption or otherwise);
•Default for 30 days in the payment of interest on Fixed Rate Notes when due;
•Failure to comply with the provisions described under the caption “—Repurchase Upon a Change of Control” with respect to any series of Fixed Rate Notes.
•Failure by Thermo Fisher to observe or perform any other term of the applicable indenture for a period of 90 days after it receives a notice of default stating that it is in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of the Fixed Rate Notes of the affected series;
•(1) Failure by Thermo Fisher to pay indebtedness for money it borrowed or guaranteed the payment of in an aggregate principal amount of at least $100 million, in the case of the 2024 Notes, the April 2025 Notes, the 2026 Notes, the March 2027 Notes, the September 2028 Notes, the 2029 Notes, or the 2037 Notes, or $150 million, in the case of the March 2025 Notes, the April 2027 Notes, the March 2028 Notes, the 2031 Notes, the 2032 Notes, the 2039 Notes, or the 2049 Notes, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days or (2) acceleration of the maturity of any indebtedness for money that the Issuer borrowed or guaranteed the payment of in an aggregate principal amount of at least $100 million, in the case of the 2024 Notes, the April 2025 Notes, the 2026 Notes, the March 2027 Notes, the September 2028 Notes, the 2029 Notes, or the 2037 Notes, or $150 million, in the case of the March 2025 Notes, the April 2027 Notes, the March 2028 Notes, the 2031 Notes, the 2032 Notes, the 2039 Notes, or the 2049 Notes, if such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days; provided, however, that, if the default under the instrument is cured by the Issuer, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the Event of Default under the applicable indenture governing the Fixed Rate Notes caused by such default will be deemed likewise to be cured or waived; and
•Certain events in bankruptcy, insolvency or reorganization with respect to Thermo Fisher.
Each indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee’s board of directors, executive committee, or a trust committee of directors or trustees and/or certain officers of the Trustee in good faith determine it in the interest of such holders to do so.
Remedies if an Event of Default Occurs. Each indenture provides that if an Event of Default has occurred with respect to the applicable series of Fixed Rate Notes and has not been cured, the Trustee or the holders of not less than 25% in principal amount of the Fixed Rate Notes of that series then outstanding may declare the entire

Exhibit 4.17
principal amount of all the Fixed Rate Notes of that series, and accrued interest, if any, to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency, or reorganization with respect to the Issuer, the principal amount of all the Fixed Rate Notes will be automatically accelerated, without any action by the Trustee or any holder. The holders of a majority in aggregate principal amount of the Fixed Rate Notes of the affected series may by written notice to the Issuer and the Trustee, on behalf of the holders of the Fixed Rate Notes of the affected series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the applicable indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, such Fixed Rate Notes.
Except as may otherwise be provided in the applicable indenture in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under such indenture at the request of any holders unless the holders offer the Trustee protection from expenses and liability (called an “indemnity”). If indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding Fixed Rate Notes of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. Subject to certain exceptions contained in the applicable indenture, these majority holders may also direct the Trustee in performing any other action under the applicable indenture.
Before a holder of Fixed Rate Notes bypasses the Trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the applicable series of Fixed Rate Notes, the following must occur:
•The holder must give the Trustee written notice that an Event of Default has occurred and remains uncured.
•The holders of 25% in principal amount of all outstanding Fixed Rate Notes of the affected series must make a written request that the Trustee take action because of the Event of Default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.
•The Trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and, during such 60-day period, the Trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding Fixed Rate Notes of such series.
However, a holder of Fixed Rate Notes is entitled at any time to bring a lawsuit for the payment of money due on its Fixed Rate Notes on or after the due date of that payment.
The Issuer will furnish to the Trustee every year a written statement of one to two of its officers certifying that to their knowledge the Issuer is in compliance with the applicable indenture and the Fixed Rate Notes, or else specifying any default.
Satisfaction and Discharge
The applicable indenture will cease to be of further effect with respect to a series of Fixed Rate Notes and the Trustee, upon the Issuer’s demand and at its expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the applicable indenture upon compliance with certain conditions, including:

Exhibit 4.17
•the Issuer having paid all sums payable by it under such indenture, as and when the same shall be due and payable;
•the Issuer having delivered to the Trustee for cancellation all Fixed Rate Notes theretofore authenticated under such indenture;
•all Fixed Rate Notes of any series outstanding under such indenture not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and the Issuer shall have deposited with the Trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such Fixed Rate Notes of any series outstanding under such indenture; or
•the Issuer having delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied
Defeasance
Full Defeasance. The Issuer can legally release itself from any payment or other obligations on the Fixed Rate Notes of any series (called “full defeasance”) if the following conditions are met:
•The Issuer deposits in trust for the benefit of holders of Fixed Rate Notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the Fixed Rate Notes of that series on their various due dates.
•There is a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets the Issuer make the above deposit without causing holders of Fixed Rate Notes to be taxed on the Fixed Rate Notes any differently than if the Issuer did not make the deposit and instead repaid the Fixed Rate Notes itself when due. Under current U.S. federal tax law, the deposit and the Issuer’s legal release from the Fixed Rate Notes would be treated as though the Issuer took back a holder’s Fixed Rate Notes and gave such holder its share of the cash and debt securities or bonds deposited in trust. In that event, a holder of Fixed Rate Notes could recognize gain or loss on the Fixed Rate Notes it give back to the Issuer.
•The Issuer delivers to the Trustee a legal opinion of its counsel confirming the tax law change or ruling described above.
If the Issuer ever did accomplish full defeasance, as described above, a holder of Fixed Rate Notes would have to rely solely on the trust deposit for repayment of the Fixed Rate Notes. Such holders could not look to the Issuer for repayment in the event of any shortfall.
However, even if the Issuer makes the deposit in trust and opinion delivery arrangements discussed above, a number of its obligations relating to the Fixed Rate Notes will remain. These include the Issuer’s obligations:
•to register the transfer and exchange of Fixed Rate Notes;
•to replace mutilated, destroyed, lost or stolen Fixed Rate Notes;
•to maintain paying agencies; and
•to hold money for payment in trust.

Exhibit 4.17
Covenant Defeasance. Without any change of current U.S. federal tax law, the Issuer can make the same type of deposit described above and be released from some of the covenants on the Fixed Rate Notes of any series. This is called “covenant defeasance.” In that event, holders of Fixed Rate Notes would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the Fixed Rate Notes. In order to achieve covenant defeasance, the Issuer must do the following:
•The Issuer must deposit in trust for the benefit of holders of Fixed Rate Notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the Fixed Rate Notes of that series on their various due dates.
•The Issuer must deliver to the Trustee a legal opinion of its counsel confirming that under current U.S. federal income tax law the Issuer may make the above deposit without causing holders of such series of Fixed Rate Notes to be taxed on the Fixed Rate Notes any differently than if it did not make the deposit and instead repaid the Fixed Rate Notes itself when due.
If the Issuer accomplishes covenant defeasance, a holder of such Fixed Rate Notes can still look to it for repayment of the Fixed Rate Notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as the Issuer’s bankruptcy) and the Fixed Rate Notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, a holder of such Fixed Rate Notes may not be able to obtain payment of the shortfall.
Modification and Waiver
There are three types of changes the Issuer can make to the indentures and the Fixed Rate Notes.
Changes Requiring Approval of the Holder. First, there are changes that cannot be made to a series of Fixed Rate Notes without specific approval of each holder of Fixed Rate Notes of such series. The following is a list of those types of changes:
•change the stated maturity of the principal or interest on Fixed Rate Notes of any series;
•reduce any amounts due on any Fixed Rate Notes of such series;
•reduce the amount of principal payable upon acceleration of the maturity of the Fixed Rate Notes following an Event of Default;
•change the place or currency of payment for such series of Fixed Rate Notes;
•impair the holder’s right to sue for the enforcement of any payment on or with respect to the Fixed Rate Notes;
•reduce the percentage in principal amount of the Fixed Rate Notes, the approval of whose holders is needed to modify or amend the applicable indenture or the Fixed Rate Notes;
•reduce the percentage in principal amount of the Fixed Rate Notes, the approval of whose holders is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults; and
•modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture, except to increase the percentage required for any modification or to provide that other provisions of such indenture may not be modified or waived without consent of the holder of each Fixed Rate Note of such series affected by the modification.

Exhibit 4.17
Changes Not Requiring Approval. The second type of change does not require any vote by holders of the Fixed Rate Notes. The following is a list of those types of changes:
•cure any ambiguity, defect, or inconsistency;
•evidence the succession of another entity to the Issuer’s obligations under the indentures;
•provide for uncertificated Fixed Rate Notes in addition to or in place of certificated Fixed Rate Notes;
•add to the covenants for the benefit of holders of outstanding Fixed Rate Notes or to surrender any right or power the Issuer has under the applicable indenture;
•add additional events of default;
•secure Fixed Rate Notes of any series;
•make any change that does not adversely affect the rights of any holder of Fixed Rate Notes in any material respect;
•issue additional Fixed Rate Notes of any series;
•evidence and provide for a successor Trustee and add to or change the provisions of an indenture to provide for or facilitate the administration of the trusts under the applicable indenture; or
•comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Changes Requiring a Majority Vote. Any other change to an indenture and the Fixed Rate Notes would require the following approval:
•If the change affects only Fixed Rate Notes of one series, it must be approved by the holders of a majority in principal amount of the Fixed Rate Notes of that series.
•If the change affects a series of Fixed Rate Notes as well as the senior debt securities of one or more other series issued under the indentures, it must be approved by the holders of a majority in principal amount of the Fixed Rate Notes of such series and each other series of senior debt securities affected by the change.
•In each case, the required approval must be given by written consent.
The same vote would be required for the Issuer to obtain a waiver of a past default. However, the Issuer cannot obtain a waiver of a payment default or a waiver with respect to any other aspect of the applicable indenture and the Fixed Rate Notes listed in the first category described previously under “Changes Requiring Approval of the Holder” unless the Issuer obtains a holder’s individual consent to the waiver.
Further Details Concerning Voting
Any series of Fixed Rate Notes will not be considered outstanding, and therefore not eligible to vote, if the Issuer has deposited or set aside in trust for holders of such series of Fixed Rate Notes money for their payment or redemption. The Fixed Rate Notes of any series will also not be eligible to vote if they have been fully defeased as described above under “Full Defeasance.”
The Issuer generally is entitled to set any day as a record date for the purpose of determining the holders of outstanding Fixed Rate Notes that are entitled to vote or take other action under the applicable indenture. In certain limited circumstances, the Trustee is entitled to set a record date for action by holders. If the Issuer or the Trustee sets a record date for a vote or other action to be taken by holders of Fixed Rate Notes, that vote or action may be taken only by persons who are holders of outstanding Fixed Rate Notes on the record date and must be taken within 180 days following the record date or another period that the Issuer may specify (or as the

Exhibit 4.17
Trustee may specify, if it set the record date). The Issuer may shorten or lengthen (but not beyond 180 days) this period from time to time.
No Personal Liability of Incorporators, Stockholders, Officers, Directors
The indentures provide that no recourse shall be had under any obligation, covenant, or agreement of the Issuer in the indentures or in any of the Fixed Rate Notes or because of the creation of any indebtedness represented thereby, against any of its incorporators, stockholders, officers, or directors, past, present, or future, or of any predecessor or successor entity thereof under any law, statute, or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the Fixed Rate Notes, waived and released all such liability.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indentures. The Bank of New York Mellon, London Branch, has been appointed as paying agent with respect to the April 2025 Notes. The Trustee or its affiliates may from time to time in the future provide banking and other services to the Issuer in the ordinary course of its business.
The indentures provide that, prior to the occurrence of an Event of Default with respect to the Fixed Rate Notes of a series and after the curing or waiving of all such Events of Default with respect to that series, the Trustee will not be liable except for the performance of such duties as are specifically set forth in the applicable indenture. If an Event of Default has occurred and has not been cured or waived, the Trustee will exercise such rights and powers vested in it under the applicable indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The indentures and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer or any of its subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by the Trustee in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.
Unclaimed Funds
All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium, or additional amounts in respect of Fixed Rate Notes that remain unclaimed for one year after the date upon which the principal of, premium, if any, or interest on such Fixed Rate Notes shall have become due and payable will be repaid to the Issuer. Thereafter, any right of any holder of Fixed Rate Notes to such funds shall be enforceable only against the Issuer, and the Trustee and paying agents will have no liability therefor.
Book-Entry; Delivery and Form
The Fixed Rate Notes are issued in the form of one or more global notes in fully registered form, without coupons, and have been deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Except as described herein, certificates will not

Exhibit 4.17
be issued in exchange for beneficial interests in the global notes. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the global notes are represented, and transfers of such beneficial interests are effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests must be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Fixed Rate Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
For so long as the Fixed Rate Notes are represented by global notes deposited with, and registered in the name of a nominee for, a common depositary for Euroclear and/or Clearstream, each person (other than Euroclear or Clearstream) who is for the time being shown in the records of Euroclear or of Clearstream as the holder of a particular nominal amount of the Fixed Rate Notes (in which regard any certificate or other document issued by Euroclear or Clearstream as to the nominal amount of the Fixed Rate Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall upon their receipt of a certificate or other document be treated by Thermo Fisher and the Trustee as the holder of such nominal amount of the Fixed Rate Notes and the registered holder of the global notes shall be deemed not to be the holder for all purposes other than with respect to the payment of principal or interest on such nominal amount of the Fixed Rate Notes, for which purpose the registered holder of the relevant global note shall be treated by Thermo Fisher and the Trustee as the holder of such nominal amount of the Fixed Rate Notes in accordance with and subject to the terms of the global notes and the expressions “noteholder” and “holder of notes” and related expressions shall be construed accordingly.
Certificated Notes
If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the Trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.
Governing Law
The indentures and the Fixed Rate Notes are governed by, and construed in accordance with, the laws of the State of New York.